HOSOI GARDEN MORTUARY, INC.

FINANCIAL STATEMENTS

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Years Ended May 31, 2001 and 2000

HOSOI GARDEN MORTUARY, INC.

CONTENTS

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Pages
Independent Auditor's Report	1 - 2
Financial Statements
Balance Sheets	3
Statements of Income and Comprehensive Income	4
Statements of Stockholders' Equity	5
Statements of Cash Flows	6
Notes to Financial Statements	7 - 20

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders

of Hosoi Garden Mortuary, Inc.

We have audited the accompanying balance sheets of

HOSOI GARDEN MORTUARY, INC.

as of May 31, 2001 and 2000, and the related statements of income and comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Garden Life Plan, Ltd. (GLP) (50% owned subsidiary accounted for by the equity method) for its years ended May 31, 2001 and 2000. These statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for GLP, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to in the first paragraph presents fairly, in all material respects, the financial position of Hosoi Garden Mortuary, Inc. as of May 31, 2001 and 2000, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

ENDO & COMPANY

Honolulu, Hawaii

August 20, 2001 (except as for equity in earnings (loss) of

Garden Life Plan, Ltd. which is dated December 21, 2001)

HOSOI GARDEN MORTUARY, INC.

BALANCE SHEETS

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May 31, 2001 and 2000

	2001	2000 (As Restated)
A S S E T S
CURRENT ASSETS
Cash and cash equivalents (Note 1 and 4)	$ 980,416	$ 828,818
Available-for-sale securities, at market (Notes 1 and 5)	928,668	891,482
Accounts receivable, less allowance of $61,051 and $67,110	269,000	300,506
Income tax receivable	-	50,956
Inventories (Note 1)	160,775	223,674
Prepaid expense and others	52,026	58,353
Deferred income taxes (Note 6)	34,865	34,782
TOTAL CURRENT ASSETS	2,425,750	2,388,571

INVESTMENTS
Woolsey-Hosoi Mortuary Services, LLC (Note 3)	41,177	25,718
Cemetery plots	1,350	1,350
Held-to-maturity securities, at cost (Notes 1 and 5)	888,846	876,950
	931,373	904,018
PROPERTY AND EQUIPMENT, at cost, less accumulated depreciation (Notes 1 and 7)	1,420,366	1,467,067

DEFERRED INCOME TAXES (Note 6)	44,691	52,625

OTHER ASSETS	132,508	112,987
TOTAL ASSETS	$4,954,688	$4,925,268

L I A B I L I T I E S
CURRENT LIABILITIES
Accounts payable (Note 8)	$ 329,952	$ 285,651
Accrued liabilities (Note 9)	159,790	148,779
Income taxes payable (Note 1)	5,555	-
TOTAL CURRENT LIABILITIES	495,297	434,430

DEFERRED INCOME TAXES (Note 6)	34,733	43,410

DEFICIT IN EQUITY IN GARDEN LIFE PLAN, LTD. (Notes 1 and 2)	559,204	658,478
S T O C K H O L D E R S ' E Q U I T Y
CAPITAL CONTRIBUTED (Note 10)
Common stock, par value $.20 per share; authorized 3,626,000 shares, issued 2,187,140 shares	437,428	437,428
Less 327,274 and 304,069 reacquired shares	(65,675)	(61,034)
TOTAL CAPITAL CONTRIBUTED	371,753	376,394

RETAINED EARNINGS	3,518,249	3,422,932

ACCUMULATED OTHER COMPREHENSIVE INCOME, net of applicable deferred income taxes (Note 1 and 5)	56,734	70,906

TREASURY STOCK, 223,785 shares, at cost (Note 11)	(81,282)	(81,282)

TOTAL STOCKHOLDERS' EQUITY	3,865,454	3,788,950
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 4,954,688	$ 4,925,268

The accompanying Notes to Financial Statements are an integral part of these statements.

HOSOI GARDEN MORTUARY, INC.

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

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Years Ended May 31, 2001 and 2000

	2001	2000 (As Restated)
Revenues
Funeral services	$ 2,159,005	$ 2,149,351
Sale of urns and other items	443,323	576,260
Total revenues	2,602,328	2,725,611
Cost of revenues	1,788,325	1,941,657
Gross profit	814,003	783,954

Selling, general and administrative expenses	795,220	755,008
Operating Income	18,783	28,946

Other income and (expenses)
Interest, dividends, and others (Note 13)	256,512	204,930
Interest and others	(23,178)	(15,869)
Total other income and (expenses)	233,334	189,061

Income before income taxes and equity in earnings of Garden Life Plan, Ltd.	252,117	218,007

Income taxes (Note 9)	82,315	66,122

Income before equity in earnings of Garden Life Plan, Ltd.	169,802	151,885

Equity in earnings (loss) of Garden Life Plan, Ltd., net of deferred taxes (credit) of $7,934 and $(2,112) (Notes 2 and 6)	91,340	(24,325)

Net income	261,142	127,560

Other comprehensive income, net of taxes
Net unrealized losses on available-for-sale securities	(14,172)	(13,522)

Comprehensive income, $.15 and $.07 per share (Note 1)	$ 246,970	$ 114,038

The accompanying Notes to Financial Statements are an integral part of these statements.

HOSOI GARDEN MORTUARY, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY

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Years Ended May 31, 2001 and 2000

			Accumulated
			Other
	Capital	Retained	Comprehensive	Treasury
	Contributed	Earnings	Income	Stock	Total
Balance, May 31, 1999	$ 379,445	$ 3,458,179	$ 84,428	$(81,282)	$3,840,770
Net income	--	127,560	--	--	127,560
Reacquired common stock	(3,051)	(61,783)	--	--	(64,834)
Cash dividend paid $.06 per share	--	(101,024)	--	--	(101,024)
Increase in net unrealized losses on available-for-sale securities, net of taxes	--	--	(13,522)	--	(13,522)
Balance, May 31, 2000	376,394	3,422,932	70,906	(81,282)	3,788,950
Net income	--	261,142	--	--	261,142
Reacquired common stock	(4,641)	(90,999)	--	--	(95,640)
Cash dividend paid $.045 per share	--	(74,826)	--	--	(74,826)
Increase in net unrealized gains (loss) on available-for-sale securities, net of taxes	--	--	(14,172)	--	(14,172)
Balance, May 31, 2001	$ 371,753	$3,518,249	$ 56,734	$(81,282)	$3,865,454

The accompanying Notes to Financial Statements are an integral part of these statements.

HOSOI GARDEN MORTUARY, INC.

STATEMENTS OF CASH FLOWS

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Years Ended May 31, 2001 and 2000

	2001	2000 (As Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 261,142	$ 127,560
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Depreciation	59,282	65,929
Realized Gain on sale of investments securities, net	(40,928)	(13,386)
Loss on disposal of equipment	--	1,250
(Decrease)increase in allowance for doubtful accounts	(6,059)	4,400
Equity in earnings (loss) of Garden Life Plan, Ltd.	(99,274)	26,437
Earnings of Woolsey-Hosoi Mortuary Services, LLC	(36,459)	(20,873)
Cash value of life insurance policies	(13,899)	(2,669)
Deferred income taxes	7,851	(71)
(Increase) decrease in certain assets
Accounts receivable	37,565	16,547
Income tax receivable	50,956	(42,882)
Inventories	62,899	(79,700)
Prepaid expenses and others	6,327	512
(Decrease) increase in certain liabilities
Accounts payable	44,301	25,680
Accrued liabilities	11,011	17,063
Income taxes payable	5,555	--
NET CASH PROVIDED BY OPERATING ACTIVITIES	350,270	125,797

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(12,581)	(28,154)
Proceeds from sale of investment securities	1,915,648	929,787
Purchase of investment securities	(1,946,651)	(969,983)
Distributions from Woolsey-Hosoi Mortuary Services, LLC	21,000	17,500
Increase in cash value of life insurance policies	(5,622)	(8,433)
NET CASH USED IN INVESTING ACTIVITIES	(28,206)	(59,283)

CASH FLOWS FROM FINANCING ACTIVITIES:
Reacquired common stock	(95,640)	(64,834)
Cash dividends paid	(74,826)	(101,024)
NET CASH USED IN FINANCING ACTIVITIES	(170,466)	(165,858)

NET INCREASE (DECREASE)	151,598	(99,344)

CASH AND CASH EQUIVALENT, beginning of year	828,818	928,162

CASH AND CASH EQUIVALENT, end of year	$ 980,416	$ 828,818

The accompanying Notes to Financial Statements are an integral part of these statements.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS

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Years Ended May 31, 2001 and 2000

(1) Summary of significant accounting policies

Line of business - The Company is engaged in one line of business that consists principally of providing mortuary services in the State of Hawaii on the island of Oahu.

The significant accounting policies followed by the Company are summarized below.

Fair value of financial instruments - The carrying amount of cash and cash equivalents approximates fair value due to the short-term maturities of these instruments. The fair value of current and non-current marketable securities were estimated based on quotes obtained from brokers for those or similar instruments. The fair value for long-term investments was estimated based on quoted market price at year end.

Cash and cash equivalents - For the purpose of the statements of cash flows, cash equivalents include certificates of deposit, money market accounts and highly liquid debt instruments with maturities of three months or less at the date of acquisition.

Investment securities - Management determines the appropriate classification of securities at the time of purchase. These investments are classified in three categories and accounted for as follows:

. Debt securities that the company intends to hold to maturity are classified as securities held-to-maturity and reported at cost.

. Debt and equity securities that are purchased and held for the purpose of selling in the near term are classified, as trading securities and reported at fair value, with unrealized gains and losses included in income.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS

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Years Ended May 31, 2001 and 2000

(1) Summary of significant accounting policies (continued)

. Debt and equity securities not classified as securities held-to-maturity or trading securities are classified as securities available-for-sale and reported at fair value, with unrealized gains and losses included in other comprehensive income. Securities available-for-sale will be used as part of the Company's asset management strategy and may be sold in response to changes in market values or the need for capital.

Garden Life Plan, Ltd. - The Company accounts for its investment in Garden Life Plan, Ltd. (a 50% owned Company) by the equity method of accounting.

Inventories - Inventories of caskets and urns are stated at the lower of cost or market. Cost is determined substantially by the first-in, first-out method and market is based on replacement cost or realizable value.

Property and equipment - Land, buildings, and equipment are carried at cost. Depreciation is computed using the declining-balance and straight-line methods. Maintenance and repairs are charged to income as incurred. Major renewals and betterments are capitalized. Upon sale or other disposition of assets, the cost and related accumulated depreciation are removed from the accounts, the proceeds applied thereto, and any resulting gain or loss is reflected in income.

Compensated absences - Full-time employees of the Company are entitled to paid vacations and sick days. Unused vacation and sick leave are reflected in accrued liabilities.

Earnings per common share - Earnings per common share has been computed by dividing net income by the weighted average number of common shares outstanding.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS

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Years Ended May 31, 2001 and 2000

(1) Summary of significant accounting policies (continued)

Revenue and cost recognition - Revenues from at-need funeral services and pre-need funeral plan services are recognized upon completion of the final funeral ceremony. Revenues from at-need funeral services include professional service revenues which are included in Funeral services and sales of caskets, urns and other items which are included in Sale of urns and other items. Revenues from pre-need services, which accounted for approximately 32.2% and 36.7% of funeral service revenues in 2001 and 2000, respectively, are accounted for in Funeral services since these plans are sold inclusive of the merchandise selected.

Cost of sales and services includes all direct cost, including merchandise, labor and other related cost and indirect cost such as insurance, depreciation, supplies and indirect labor costs related to the performance and completion of at-need and pre-need funeral services.

Advertising - The Company follows the policy of charging the costs of advertising to operations as incurred.

Income taxes - Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the effects of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. In accordance with Statement of Financial Accounting Standards (SFAS) 109, Accounting for Income Taxes, deferred income taxes are measured by applying currently enacted tax laws.

Comprehensive income - Unrealized gains and losses on securities available-for-sale are included in other comprehensive income.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS

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Years Ended May 31, 2001 and 2000

(2) Garden Life Plan, Ltd.

Deficit in equity in Garden Life Plan, Ltd. (GLP) represents the Company's 50% share in the underlying equity in the net assets, accounted for under the equity method of accounting for investments in common stock, of Garden Life Plan, Ltd., a Hawaii corporation engaged in the sales of pre-need funeral plans which are serviced solely by the Company.

All payments received from the sale of pre-need funeral plans up to an amount equal to 30% of the total funeral contract is retained by GLP to cover its acquisition costs and is non-refundable. The remaining balance of 70% of payments collected, for each contract sold (the funeral reserve principal), is placed in trust with Pacific Century Trust Company, Limited. Pacific Century Trust, as trustee, invests such funds deposited as directed by GLP. Realized income and capital gains earned from the investments of the funeral reserve principal may be withdrawn from the trust funds by GLP.

Although 30% of each contract sold is non-rufundable and is retained by GLP to cover its acquisition costs, the income is deferred until the funeral services are provided. GLP also defers all accumulated realized trust earnings generated, by the funeral reserve principal, until the services are performed. Upon performance of the pre-need funeral service, the investment earnings attributable to the contract is recognized as income by GLP.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS

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Years Ended May 31, 2001 and 2000

(2) Garden Life Plan, Ltd.(continued)

Audited financial statements of GLP as of May 31, 2001 and 2000 showed the following summarized financial position and results of operations.

	2001	2000
Total assets	$ 36,668,612	$ 34,631,479
Total liabilities	37,787,024	35,948,438
Total stockholders' deficit	$ (1,118,412)	$ (1,316,959)
Total revenues	$ 914,275	$ 986,024
Other income	$ 404,596	$ 354,372
Net income (loss)	$ 198,547	$ (52,873)

Deficit in equity of Garden Life Plan, Ltd. as of May 31, 2001 and 2000 is accounted for as follows:

	2001	2000
Stockholders' deficit of Garden Life Plan, Ltd.	$ (1,118,412)	$ (1,316,959)
Equity ownership	50%	50%
	(559,206)	(658,480)
Rounding	2	2
Deficit in equity of Garden Life Plan, Ltd.	$ (559,204)	$ (658,478)

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS

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Years Ended May 31, 2001 and 2000

(3) Related party transactions

On July 7, 1998, the Company in partnership with Woolsey Funeral & Cemetery Services, Inc. formed Woolsey-Hosoi Mortuary Services, LLC (Woolsey-Hosoi), a limited liability company, to provide funeral services to market sectors not previously serviced by the Company. The Company's initial capital contribution in Woolsey-Hosoi was $15,000. The Company received distributions of $21,000 and $17,500 in 2001 and 2000, respectively.

The Company provides Woolsey-Hosoi with embalming services, assistance with funeral arrangements, use of its facilities and related charges. Revenues from services provided to Woolsey-Hosoi is reflected in net sales and services which amounted to $29,365 and $25,751 for the years ended May 31, 2001 and 2000, respectively. Included in accounts receivable are $6,728 and $4,619 of receivables from Woolsey-Hosoi in 2001 and 2000, respectively.

(4) Cash and cash equivalents

Cash and cash equivalents consist of the following:

	2001	2000
Cash on hand	$ 64,561	$ 5,654
Checking accounts	201,211	189,906
Savings accounts	531,577	512,531
Short-term investments	183,067	120,727
Total cash and cash equivalents	$ 980,416	$ 828,818

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 2001 and 2000

(5) Investment securities

As of May 31, 2001 and 2000, the Company held investments in the following types of securities:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gain	Loss	Market
May 31, 2001
Available-for-sale
Equity securities	$ 127,202	$ 8,379	$ 2,843	$ 132,737
Mutual funds	709,999	85,942	11	795,931
	837,201	94,321	2,854	928,668
Held-to-maturity
U.S. Treasury bills	888,846	349	569	888,626
Totals	$ 1,726,047	$ 94,670	$ 3,423	$ 1,817,294

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gain	Loss	Market
May 31, 2000
Available-for-sale
Equity securities	$ 111,241	$ 17,502	$ 12,035	$ 116,708
Mutual funds	665,925	121,803	12,954	774,774
	777,166	139,305	24,989	891,482
Held-to-maturity
U.S. Treasury bills	818,351	21,447	1,262	838,536
Government notes	58,599	--	3,378	55,221
	876,950	21,447	4,640	893,757
Totals	$ 1,654,116	$ 160,752	$ 29,629	$ 1,785,239

The maturities for all debt securities held at May 31, 2001 were as follows:

Available-for-Sale	Held-to-Maturity

	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value
Within one year	$ --	$ --	$ 828,081	$ 828,336
After one year through five years	--	--	40,234	39,820
After five years	--	--	20,531	20,470
	$ --	$ --	$ 888,846	$ 888,626

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS

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Years Ended May 31, 2001 and 2000

(5) Investments securities (continued)

The Company sold securities available-for-sale for $206,794 and $76,929 in 2001 and 2000, respectively. Reflected in earnings are gross realized gains of $56,172 and $23,082 and gross realized losses of $15,244 and $9,696 for 2001 and 2000, respectively. The cost of the securities sold was based on cost of all the shares of each such security held at the time of sale.

The unrealized holding gains on investment securities available-for-sale at May 31, 2001 and 2000, and reported as a separate component of Stockholders' Equity, are as follows:

	2001	2000
Unrealized holding gains, net of losses	$ 91,467	$ 114,316
Deferred income tax on the net unrealized holding gains	(34,733)	(43,410)
	$ 56,734	$ 70,906

(6) Deferred income taxes

Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The deferred assets and liabilities represent the future tax consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled.

The deferred tax liability results from the recognition of unrealized gains or losses on securities for financial statements and the recognition of gains or losses when securities are sold for income tax purposes, and the equity method of accounting for the investment in subsidiary as explained under Garden Life Plan, Ltd. above. Under the equity method the Company's share of earnings or losses of the subsidiary is reported for tax purposes only when distributions of earnings are received as dividends.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS

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Years Ended May 31, 2001 and 2000

(6) Deferred income taxes (continued)

The deferred tax asset results from the use of the reserve method in accounting for uncollectible accounts receivable for financial statements and the use of the direct write off method for income tax purpose, and the accrual of vacation and sick leave when earned for financial statements and the recognition for income tax purposes when paid.

(7) Property and equipment

Property and equipment consist of:

	2001	2000
Land	$ 517,040	$ 517,040
Buildings	1,262,530	1,262,530
Land improvements	94,710	94,710
Equipment and vehicles	379,674	371,980
Total cost	2,253,954	2,246,260
Accumulated depreciation	833,588	779,193
Net property and equipment	$ 1,420,366	$ 1,467,067

Aggregate depreciation charged to operations is as follows:

	2001	2000
Cost of revenues	$ 50,772	$ 59,365
Selling, general and administrative expenses	8,510	6,564
	$ 59,282	$ 65,929

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS

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Years Ended May 31, 2001 and 2000

(8) Funeral service deposits

Included in accounts payable are $33,731 of deposits made by ten individuals that the Company has collected from 1969 for future services or purchase of merchandise. The payable of $33,731, including interest of $26,294 accrued to May 31, 2001, approximates fair value.

In an agreement with the Professional and Vocational Licensing Division of the State of Hawaii, Department of Commerce and Consumer Affairs (DCCA), the Company consented to a plan to either convert these funeral service deposits to a Garden Life Plan, Ltd.'s (GLP) pre-need funeral plan identical to the services and/or merchandise that the depositor originally contracted for or refund the deposit plus accrued interest. The agreement with the DCCA provides that the Company will provide the funds for any difference between the cost of a comparable GLP pre-need plan and the amount deposited with the Company.

As of May 31, 2001, twenty-eight plans have been converted to GLP pre-need plans or refunded to the original depositor. The difference between the cost of plans converted and the amount of the available deposit is reflected as a charge to operations. Ten plans remain to be converted. No provision has been made for the cost of conversion of the remaining ten plans because of the uncertainty of whether the holders of the deposits will elect to convert to a GLP pre-need plan or elect to receive a refund.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 2001 and 2000

(9) Income taxes

The provisions for income taxes (benefits) consist of the following:

	2001	2000 (As Restated)
Current:
Federal	$ 71,295	$ 57,585
State	11,103	9,365
	82,398	66,950
Deferred:
Federal	(70)	(697)
State	(13)	(131)
	(83)	(828)
Total	$ 82,315	$ 66,122

The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to income before income taxes as follows:

	2001	2000
Federal income tax statutory rate	34.0%	34.0%
State income tax, net of tax benefit	3.0	2.8
Life insurance premiums, net of increase in cash value	(1.9)	(0.9)
Others, net	(2.5)	(5.6)
Effective tax rate	32.6%	30.3%

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 2001 and 2000

(10) Reacquired shares

Capital Contributed has been reduced for shares reacquired after June 30, 1987. Purchases of 23,205 and 15,255 reacquired shares in 2001 and 2000, respectively, exceeded the balance of additional paid-in capital and a charge of $90,999 and $61,783 for 2001 and 2000, respectively, were made to Retained Earnings for the cost of reacquired shares in excess of their par value.

The 223,785 shares reflected as Treasury Stock as of May 31, 1999 reflects the shares acquired before July 1, 1987.

(11) Retirement plans

The Company provides benefits to substantially all full-time employees with a defined contribution profit sharing plan and a money-purchase pension plan. Both plans are non-contributory plans.

The money-purchase pension plan was adopted on June 1, 1990 and provides benefits to employees after one year of service and upon completion of 1,000 hours of service each year. The required contribution under this plan is five-percent of compensation of qualified employees.

Contribution to the defined contribution profit-sharing plan is discretionary up to a maximum of fifteen-percent of compensation of eligible employees after one year of service and upon completion of 1,000 hours of service each year.

Amounts charged against income for the retirement plans and the percentage that they represent of eligible compensation are as follows:

	2001 Amount	2001 Percent of Compensation	2000 Amount	2000 Percent of Compensation
Profit sharing	$ 40,000	6.1%	$ 40,000	6.4%
Money-purchase	32,548	5.0%	33,845	5.0%
	$ 72,548		$ 73,845

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 2001 and 2000

(12) Leases

The Company leases a portion of the land on which the mortuary is situated from the Herman S. Hosoi Trust and the Hosoi-Tamori-Shimonishi Trust (Trusts) which respectively owns a 13% and 12% interest in the land. As a group, members of the Hosoi family own approximately 29.42% of the outstanding shares of the Company.

On October 31, 1999, the Company entered into a fifteen-years lease which expires on October 31, 2014. For the first five years of the lease agreement, the Company will pay the higher of $112,200, plus general excise, per year or percentage rent of 25% times 15% of gross annual revenues, as defined. For the second five year period, the Company will pay the higher of $132,000, plus general excise tax, per year or the percentage rent. For the third five year period, an appraisal of the property will be required to establish base rent but in no event will the base rent exceed the greater of $200,000, plus general excise tax, per year or the percentage rent. In addition, the Company is responsible for the payment of real property taxes on the property owned by the Trust. Total rental expense was $134,601 and $216,776 in 2001 and 2000, respectively.

The future minimum lease payments under the lease at May 31, 2001 are as follows:

Amount
May 31,
2002	$116,875
2003	116,875
2004	116,875
2005	137,499
2006	137,499
Thereafter	412,497
$1,038,120

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 2001 and 2000

(13) Other income

Other income consists of the following:

	2001	2000
Interest	$ 134,702	$ 98,540
Capital gains and dividends	19,197	21,580
Net gain from sale of securities	40,928	13,386
Loss on disposal of property and equipment	-	(1,250)
Parking	23,620	31,311
Others	1,606	20,490
Earnings of Woolsey-Hosoi Mortuary Services, LLC	36,459	20,873
Total other income	$ 256,512	$ 204,930

(14) Cash flow supplementary disclosure

Cash payments for interest and income taxes were as follows:

	2001	2000
Interest	$ -	$ 268
Income taxes paid, net of refunds	$ 75,353	$ 116,511

(15) Concentrations of credit risk of financial instruments

The Company's cash, cash equivalents, short and long term investments are deposited with five local financial institutions. For the years ended May 31, 2001 and 2000, the Company had deposits in a financial institution in excess of the deposit insurance of $100,000 of $545,393 and $533,152, respectively.

The Company performs funeral services for deaths occurring principally on the island of Oahu located in the State of Hawaii. In the normal course of business the Company extends unsecured credit to its customers. The Company maintains reserves for potential credit losses; historically, such losses have been within management's expectations.